Exhibit 99.1

Teva Reports Second Quarter 2022 Financial Results

Teva has reached agreement in principle on the primary financial terms of a nationwide opioids settlement and has revised its provision to reflect its terms

Key financial highlights and outlook

  Revenues of $3.8 billion
  GAAP diluted loss per share of $0.21
  Non-GAAP diluted EPS of $0.68
  Cash flow generated from operating activities of $123 million
  Free cash flow of $301 million
  2022 revenues outlook revised mainly due to continued foreign exchange headwinds; COPAXONE® outlook revised lower mainly to reflect increased competition and foreign exchange fluctuations; non-GAAP tax rate outlook revised mainly due to a portion of the realization of losses related to an investment in one of our U.S. subsidiaries; operating income, EBITDA, EPS and free cash flow reaffirmed:
    Revenues of $15.0 - $15.6 billion vs. previous range of $15.4 - $16.0 billion
    COPAXONE revenues of approximately $700 million vs. previous outlook of approximately $750 million
    Adjusted EBITDA of $4.7 - $5.0 billion
    Non-GAAP diluted EPS of $2.40 - $2.60
    Free cash flow of $1.9 - $2.2 billion
    Non-GAAP tax rate of 13% - 14% vs. previous outlook of approximately 18% - 19%

TEL AVIV, Israel--(BUSINESS WIRE)--July 26, 2022--Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) today reported results for the quarter ended June 30, 2022.

Mr. Kåre Schultz, Teva's President and CEO: "In the second quarter Teva has delivered a solid performance, despite global macroeconomic headwinds. Our generic and OTC business benefitted from the gradual easing of COVID-19 restrictions in Europe and successful generic launches in the U.S. We also executed well on our key specialty brands, AUSTEDO® and AJOVY®, growing our overall market share. As fluctuations of foreign exchange rates persist, we have lowered our 2022 revenue outlook, while reaffirming our earnings and cash flow guidance.

We are also pleased to have reached a nationwide agreement in principle, pending participation by states and subdivisions, to resolve the majority of our costly legacy opioids litigation, and importantly, make critical medicines available to those most impacted by the U.S. opioid epidemic."

Mr. Schultz added: "We are excited to share Teva's updated long-term strategic and financial objectives through 2027 on our quarterly earnings call tomorrow. With our strong foundation of generic and OTC business, our focused specialty pipeline and our significant biosimilar pipeline, we are strategically positioned to seize market opportunities and create long term growth."

Update on Agreement in Principle on the Primary Financial Terms of a Nationwide Opioids Settlement

  Teva has reached an agreement in principle with the working group of States’ Attorneys General, counsel for Native American Tribes, and plaintiffs’ lawyers representing the States and subdivisions, on the primary financial terms of a nationwide opioids settlement.
  Teva will pay up to $4.25 billion (including the already settled cases) plus approximately $100 million for the Tribes, spread over 13 years.
  The figure above includes the supply of up to $1.2 billion (wholesale acquisition cost (“WAC”)) of its generic version of the life-saving medication, Narcan® (naloxone hydrochloride nasal spray)—which can reverse an overdose from opioids—over 10 years, or cash at 20% of WAC ($240 million) in lieu of product. The agreement provides the option for a significant supply of Narcan® to provide access across the nation to help combat the opioid epidemic.
  Teva has revised its provision to reflect this agreement in principle on a nationwide settlement.
  The agreement is contingent upon final documentation among the working group and Teva, and reaching the thresholds for participation that will be set forth in the final agreement.
  The agreement is also contingent upon Teva reaching an agreement with Allergan with respect to any indemnification obligations, and Allergan reaching a nationwide opioids settlement.
  Once the documentation is finalized, the nationwide agreement will need to be adopted by a sufficient number of plaintiffs, which would then resolve the vast majority of opioid-related claims and litigation by states, subdivisions, and Native-American tribes in the United States.
  There are no remaining trials currently scheduled against Teva in 2022, with the possible exception of the relief phase of the trial in the New York opioids litigation; additionally, Teva, New York State, and its subdivisions are engaged in ongoing settlement negotiations.
  The Company expects that it will have the documentation for the nationwide settlement agreement finalized within the coming weeks, with the nationwide settlement sign-on process for states, subdivisions, and tribes to follow.
  While the agreement will include no admission of wrongdoing, it remains in our best interest to put these cases behind us and continue to focus on the patients we serve every day.

Second Quarter 2022 Consolidated Results

Revenues in the second quarter of 2022 were $3,786 million, a decrease of 3% compared to the second quarter of 2021. In local currency terms revenues increased by 1%, mainly due to higher revenues from generic products in our Europe and North America segments, partially offset by lower revenues from COPAXONE and BENDEKA®/TREANDA® in our North America segment.

Exchange rate movements during the second quarter of 2022, net of hedging effects, negatively impacted our revenues by $162 million compared to the second quarter of 2021. Exchange rate movements during the second quarter of 2022, net of hedging effects, negatively impacted our GAAP and non-GAAP operating income by $6 million and $11 million, respectively, compared to the second quarter of 2021.

GAAP gross profit was $1,794 million in the second quarter of 2022, a decrease of 4% compared to the second quarter of 2021. GAAP gross profit margin was 47.4% in the second quarter of 2022, compared to 47.9% in the second quarter of 2021. This decrease was mainly driven by lower revenues from COPAXONE and a change in the mix of products in our North America segment, partially offset by a favorable mix of products in our Europe segment. Non-GAAP gross profit was $2,059 million in the second quarter of 2022, a decrease of 1% compared to the second quarter of 2021. Non-GAAP gross profit margin was 54.4% in the second quarter of 2022, compared to 53.3% in the second quarter of 2021. The increase was mainly due to a favorable mix of products in our Europe segment and the positive impact of hedging activities, partially offset by lower revenues from COPAXONE and a change in the mix of products in our North America segment.

GAAP Research and Development (R&D) expenses in the second quarter of 2022 were $228 million, a decrease of 8% compared to the second quarter of 2021. Non-GAAP R&D expenses were $222 million, or 5.9% of quarterly revenues, in the second quarter of 2022, compared to $243 million, or 6.2%, in the second quarter of 2021. Our lower R&D expenses in the second quarter of 2022, compared to the second quarter of 2021, were mainly due to a decrease in neuroscience (in the pain and migraine and headache therapeutic areas) and immunology (in the respiratory therapeutic area) as well as various generics projects, partially offset by higher R&D expenses related to our biosimilar products pipeline.

GAAP Selling and Marketing (S&M) expenses in the second quarter of 2022 were $594 million, a decrease of 3% compared to the second quarter of 2021. Non-GAAP S&M expenses were $563 million, or 14.9% of quarterly revenues, in the second quarter of 2022, compared to $582 million, or 14.9%, in the second quarter of 2021.

GAAP General and Administrative (G&A) expenses in the second quarter of 2022 were $313 million, an increase of 29% compared to the second quarter of 2021. The increase in G&A expenses in the second quarter of 2022 was related to proceeds received from Teva’s insurance carriers pursuant to a settlement reached on a derivative proceeding related to the acquisition of Actavis Generics in the second quarter of 2021, as well as higher litigation fees in the second quarter of 2022. Non-GAAP G&A expenses were $258 million, or 6.8% of quarterly revenues, in the second quarter of 2022, compared to $231 million, or 5.9%, in the second quarter of 2021.

GAAP other income in the second quarter of 2022 was $34 million, compared to $43 million in the second quarter of 2021. Other income in the second quarter of 2022 was mainly related to a capital gain related to the sale of an R&D site. Other income in the second quarter of 2021 was mainly due to capital gains related to the sale of certain OTC assets. Non-GAAP other income in the second quarter of 2022 was $3 million, compared to $6 million in the second quarter of 2021.

GAAP operating loss in the second quarter of 2022 was $949 million, compared to an operating income of $582 million in the second quarter of 2021. GAAP operating loss in the second quarter of 2022 was mainly affected by goodwill impairment charges and legal settlements and loss contingencies. Non-GAAP operating income in the second quarter of 2022 was $1,019 million, a decrease of 1%, compared to $1,034 million in the second quarter of 2021. This decrease in non-GAAP operating income was mainly due to lower gross profit, as discussed above. Non-GAAP operating margin was 26.9% in the second quarter of 2022, compared to 26.4% in the second quarter of 2021. This increase was driven mainly by a lower spend base.

EBITDA (defined as operating income (loss), excluding amortization and depreciation expenses) was negative $590 million in the second quarter of 2022, compared to EBITDA of $887 million in the second quarter of 2021. Adjusted EBITDA (defined as non-GAAP operating income excluding depreciation expenses) was $1,134 million in the second quarter of 2022, a decrease of 2% compared to $1,162 million in the second quarter of 2021.

GAAP financial expenses, net were $211 million in the second quarter of 2022, compared to $274 million in the second quarter of 2021. Non-GAAP financial expenses, net were $188 million in the second quarter of 2022, compared to $240 million in the second quarter of 2021. Financial expenses in the second quarter of 2022 were mainly comprised of interest expenses of $225 million, partially offset by a positive exchange rate impact driven mainly from currencies which we were unable to hedge, such as the Russian ruble. Financial expenses in the second quarter of 2021 were mainly comprised of interest expenses of $240 million and loss on revaluations of marketable securities of $34 million.

In the second quarter of 2022, we recognized a GAAP tax benefit of $900 million, on pre-tax loss of $1,160 million. In the second quarter of 2021, we recognized a tax expense of $98 million, on pre-tax income of $308 million. Our tax rate for the second quarter of 2022 was mainly affected by the realization of losses related to an investment in one of our U.S. subsidiaries, as well as impairments, legal settlements, adjustments to valuation allowances on deferred tax assets and interest expense disallowances. Non-GAAP income taxes in the second quarter of 2022 were $64 million, or 8%, on pre-tax non-GAAP income of $831 million. Non-GAAP income taxes in the second quarter of 2021 were $133 million, or 17%, on pre-tax non-GAAP income of $794 million. Our non-GAAP tax rate in the second quarter of 2022 was mainly affected by a portion of the realization of losses related to an investment in one of our U.S. subsidiaries, as well as the mix of products we sold and interest expense disallowances.

We expect our annual non-GAAP tax rate for 2022 to be 13%-14%, lower than our non-GAAP tax rate for 2021, which was 16.4%, mainly due to the effect of a portion of the realization of losses related to an investment in one of our U.S. subsidiaries.

GAAP net loss attributable to Teva and GAAP diluted loss per share were $232 million and $0.21, respectively, in the second quarter of 2022, compared to net income of $207 million and diluted earnings per share of $0.19 in the second quarter of 2021. Net loss in the second quarter of 2022 was mainly affected by goodwill impairment charges and legal settlements and loss contingencies, partially offset by a tax benefit, as discussed above. Non-GAAP net income attributable to Teva and non-GAAP diluted earnings per share in the second quarter of 2022 were $754 million and $0.68, respectively, compared to $651 million and $0.59 in the second quarter of 2021.

The weighted average diluted shares outstanding used for the fully diluted share calculation for the three months ended June 30, 2022 and 2021 were 1,110 and 1,109 million shares, respectively. The weighted average diluted shares outstanding used for the fully diluted share calculation on a non-GAAP basis for the three months ended June 30, 2022 and 2021 was 1,114 million and 1,109 million shares, respectively.

As of June 30, 2022 and 2021, the fully diluted share count for purposes of calculating our market capitalization was approximately 1,144 million and 1,129 million, respectively.

Non-GAAP information: Net non-GAAP adjustments in the second quarter of 2022 were $986 million. Non-GAAP net income and non-GAAP EPS for the second quarter of 2022 were adjusted to exclude the following items:

  Legal settlements and loss contingencies of $729 million;
  Goodwill impairment of $745 million;
  Amortization of purchased intangible assets of $212 million;
  Impairment of long-lived assets of $65 million;
  Restructuring expenses of $35 million;
  Contingent consideration expense of $61 million;
  Equity compensation expenses of $39 million;
  Finance expenses of $23 million;
  Capital gain of $31 million;
  Other items of $73 million; and
  Income tax of $965 million, includes unusual tax items and corresponding tax effects of the foregoing items.

Teva believes that excluding such items facilitates investors’ understanding of its business.

Commencing the first quarter of 2022, we no longer exclude IPR&D acquired in development arrangements from our non-GAAP financial measures. No IPR&D acquired in development arrangements was recorded in our comparable non-GAAP financial measures for the second quarter of 2021. We are making this change to our presentation of non-GAAP financial measures to improve the comparability of our non-GAAP presentation to those of other companies in the pharmaceutical industry that are making a similar change to their presentations beginning in the first quarter of 2022.

For further information, see the tables below for a reconciliation of the U.S. GAAP results to the adjusted non-GAAP figures and the information under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow generated from operating activities during the second quarter of 2022 was $123 million, compared to $218 million in the second quarter of 2021. This decrease was mainly due to payments related to legal settlements in the second quarter of 2022, partially offset by an increase in accounts payables.

Free cash flow (defined as cash flow generated from operating activities, cash used for capital investments, beneficial interest collected in exchange for securitized accounts receivables, proceeds from divestitures of businesses and other assets and cash used for acquisition of businesses, net of cash acquired) was $301 million in the second quarter of 2022, compared to $625 million in the second quarter of 2021. The decrease in the second quarter of 2022 resulted mainly from lower cash flow from operating activities as well as lower proceeds from sales of assets.

As of June 30, 2022, our debt was $22,082 million, compared to $23,043 million as of December 31, 2021. This decrease was mainly due to $680 million from exchange rate fluctuations and $296 million senior notes repaid at maturity. Our debt as of June 30, 2022 was effectively denominated in the following currencies: 63% in U.S. dollars, 34% in euros and 3% in Swiss francs. The portion of total debt classified as short-term as of June 30, 2022 was 8%, compared to 6% as of December 31, 2021. Our financial leverage was 69% as of June 30, 2022, compared to 67% as of December 31, 2021. Our average debt maturity was approximately 6.1 years as of June 30, 2022, compared to 6.4 years as of December 31, 2021.

In April 2022, we entered into an unsecured syndicated sustainability-linked revolving credit facility of $1.8 billion with a maturity date of April 2026, with two one-year extension options ("RCF"). The RCF is linked to two sustainability performance targets. The RCF margin may increase or decrease depending on the Company's sustainability performance.

Segment Results for the second Quarter of 2022

North America Segment

Our North America segment includes the United States and Canada.

The following table presents revenues, expenses and profit for our North America segment for the three months ended June 30, 2022 and 2021:

	Three months ended June 30,
	2022		2021
	(U.S. $ in millions / % of Segment Revenues)
Revenues	1,904	100%	1,943	100%
Gross profit	1,010	53.0%	1,040	53.5%
R&D expenses	147	7.7%	162	8.4%
S&M expenses	256	13.4%	255	13.1%
G&A expenses	127	6.7%	106	5.5%
Other income	(1)	§	(5)	§
Segment profit*	$481	25.3%	$521	26.8%

* Segment profit does not include amortization and certain other items.
§ Represents an amount less than 0.5%.

Revenues from our North America segment in the second quarter of 2022 were $1,904 million, a decrease of $39 million, or 2%, compared to the second quarter of 2021, mainly due to a decrease in revenues from COPAXONE and BENDEKA/TREANDA, partially offset by higher revenues from generic products.

Revenues in the United States, our largest market, were $1,773 million in the second quarter of 2022, a decrease of $46 million or 2% compared to the second quarter of 2021.

Revenues by Major Products and Activities

The following table presents revenues for our North America segment by major products and activities for the three months ended June 30, 2022 and 2021:

North America	Three months ended June 30,		Percentage Change
	2022	2021	2022-2021
	(U.S. $ in millions)

Generic products	1,026	951	8%
AJOVY	49	46	9%
AUSTEDO	204	174	17%
BENDEKA/TREANDA	83	106	(22%)
COPAXONE	94	152	(38%)
Anda	308	316	(2%)
Other	139	199	(30%)
Total	$1,904	$1,943	(2%)

Generic products revenues in our North America segment (including biosimilars) in the second quarter of 2022 were $1,026 million, an increase of 8% compared to the second quarter of 2021, mainly due to revenues from lenalidomide capsules (the generic version of Revlimid®), partially offset by increased competition and loss of revenues due to the closure of our Irvine, CA site.

In the second quarter of 2022, our total prescriptions were approximately 302 million (based on trailing twelve months), representing 8.2% of total U.S. generic prescriptions according to IQVIA data.

On March 7, 2022 we announced the launch of the first generic version of Revlimid® (lenalidomide capsules), in 5mg, 10mg, 15mg, and 25mg strengths, in the United States. These lenalidomide capsules are a prescription medicine used in adults for the treatment of (i) multiple myeloma in combination with the medicine dexamethasone, (ii) certain myelodysplastic syndromes, and (iii) mantle cell lymphoma following specific prior treatment.

AJOVY revenues in our North America segment in the second quarter of 2022 increased by 9% to $49 million, compared to the second quarter of 2021, mainly due to growth in volume.

AUSTEDO revenues in our North America segment in the second quarter of 2022 increased by 17%, to $204 million, compared to $174 million in the second quarter of 2021, mainly due to growth in volume.

BENDEKA and TREANDA combined revenues in our North America segment in the second quarter of 2022 decreased by 22% to $83 million, compared to the second quarter of 2021, mainly due to the availability of alternative therapies and continued competition from Belrapzo® (a ready-to-dilute bendamustine hydrochloride product from Eagle).

COPAXONE revenues in our North America segment in the second quarter of 2022 decreased by 38% to $94 million, compared to the second quarter of 2021, mainly due to generic competition in the United States and a decrease in glatiramer acetate market share due to availability of alternative therapies.

Anda revenues in our North America segment in the second quarter of 2022 decreased by 2% to $308 million, compared to $316 million in the second quarter of 2021, mainly due to lower market demand.

North America Gross Profit

Gross profit from our North America segment in the second quarter of 2022 was $1,010 million, a decrease of 3%, compared to $1,040 million in the second quarter of 2021.

Gross profit margin for our North America segment in the second quarter of 2022 decreased to 53.0%, compared to 53.5% in the second quarter of 2021. This decrease was mainly due to a change in mix of products.

North America Profit

Profit from our North America segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our North America segment in the second quarter of 2022 was $481 million, a decrease of 8% compared to $521 million in the second quarter of 2021, mainly due to lower revenues, as discussed above.

Europe Segment

Our Europe segment includes the European Union, the United Kingdom and certain other European countries.

The following table presents revenues, expenses and profit for our Europe segment for the three months ended June 30, 2022 and 2021:

	Three months ended June 30,
	2022		2021
	(U.S. $ in millions / % of Segment Revenues)
Revenues	1,171	100%	1,184	100%
Gross profit	703	60.0%	661	55.8%
R&D expenses	56	4.7%	63	5.3%
S&M expenses	196	16.8%	209	17.7%
G&A expenses	63	5.4%	47	4.0%
Other income	(1)	§	§	§
Segment profit*	$389	33.2%	$343	28.9%
___________
* Segment profit does not include amortization and certain other item.
§ Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our Europe segment in the second quarter of 2022 were $1,171 million, a decrease of 1%, or $13 million, compared to the second quarter of 2021. In local currency terms, revenues increased by 8%. In the second quarter of 2021, our lower revenues were impacted by the implications of the COVID-19 pandemic. In the second quarter of 2022, our revenues were attributed to higher demand for generic and OTC products resulting mainly from the removal of restrictions related to doctor and hospital visits by patients that were previously implemented in response to the COVID-19 pandemic, together with higher revenues from generic product launches. In the second quarter of 2022, revenues were negatively impacted by exchange rate fluctuations of $106 million, net of hedging effects, compared to the second quarter of 2021. Revenues in the second quarter of 2022 included $31 million from a positive hedging impact, which is included in “Other” in the table below.

Revenues by Major Products and Activities

The following table presents revenues for our Europe segment by major products and activities for the three months ended June 30, 2022 and 2021:

	Three months ended June 30,		Percentage Change
	2022	2021	2022-2021
	(U.S. $ in millions)
Generic products	873	878	(1%)
AJOVY	29	19	52%
COPAXONE	72	100	(28%)
Respiratory products	65	85	(23%)
Other	131	102	29%
Total	$1,171	$1,184	(1%)

Generic products revenues in our Europe segment in the second quarter of 2022, including OTC products, decreased by 1% to $873 million, compared to the second quarter of 2021. In local currency terms, revenues increased by 12%, mainly due to higher demand for generic and OTC products, resulting mainly from the removal of restrictions related to doctor and hospital visits by patients that were previously implemented in response to the COVID-19 pandemic, together with higher revenues from generic product launches.

AJOVY revenues in our Europe segment in the second quarter of 2022 increased to $29 million, compared to $19 million in the second quarter of 2021, mainly due to growth in European countries in which AJOVY had previously been launched, as well as launches and reimbursements in additional European countries.

COPAXONE revenues in our Europe segment in the second quarter of 2022 decreased by 28% to $72 million, compared to the second quarter of 2021. In local currency terms, revenues decreased by 18%, mainly due to price reductions and a decline in volume resulting from competing glatiramer acetate products.

Respiratory products revenues in our Europe segment in the second quarter of 2022 decreased by 23% to $65 million compared to the second quarter of 2021. In local currency terms, revenues decreased by 14%, mainly due to net price reductions and lower volumes.

Europe Gross Profit

Gross profit from our Europe segment in the second quarter of 2022 was $703 million, an increase of 6% compared to $661 million in the second quarter of 2021.

Gross profit margin for our Europe segment in the second quarter of 2022 increased to 60.0%, compared to 55.8% in the second quarter of 2021. This increase was mainly due to higher revenues from the positive impact of hedging activities discussed above, as well as lower cost of goods sold, mainly due to a better mix of products and a decrease in write-offs.

Europe Profit

Profit from our Europe segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our Europe segment in the second quarter of 2022 was $389 million, an increase of 13%, compared to $343 million in the second quarter of 2021. This increase was mainly due to higher gross profit as discussed above.

International Markets Segment

Our International Markets segment includes all countries in which we operate other than those in our North America and Europe segments. The key markets in this segment are Japan, Russia and Israel.

In February 2022, Russia launched an invasion of Ukraine. As of the date of this press release, sustained conflict and disruption in the region is ongoing. Russia and Ukraine markets are included in our International Markets segment results. We have no manufacturing or R&D facilities in these markets. During the second quarter of 2022, the impact of this conflict on our International Markets segment results of operations and financial condition was immaterial.

The following table presents revenues, expenses and profit for our International Markets segment for the three months ended June 30, 2022 and 2021:

	Three months ended June 30,
	2022		2021
	(U.S. $ in millions / % of Segment Revenues)
Revenues	454	100%	485	100%
Gross profit	242	53.3%	270	55.7%
R&D expenses	19	4.2%	18	3.6%
S&M expenses	99	21.7%	105	21.7%
G&A expenses	30	6.7%	25	5.1%
Other income	(1)	§	(1)	§
Segment profit*	$95	20.9%	$123	25.5%
__________
* Segment profit does not include amortization and certain other items.
§ Represents an amount less than 0.5%.

Revenues from our International Markets segment in the second quarter of 2022 were $454 million, a decrease of 6% compared to the second quarter of 2021. In local currency terms, revenues increased by 3% compared to the second quarter of 2021, mainly due to higher revenues in certain markets, partially offset by lower revenues in Japan due to regulatory price reductions and generic competition to off-patented products.

In the second quarter of 2022, revenues were negatively impacted by exchange rate fluctuations of $45 million, including hedging effects, compared to the second quarter of 2021. Revenues in the second quarter of 2022 included $17 million from a negative hedging impact, which is included in “Other” in the table below.

Revenues by Major Products and Activities

The following table presents revenues for our International Markets segment by major products and activities for the three months ended June 30, 2022 and 2021:

	Three months ended June 30,		Percentage Change
	2022	2021	2022-2021
	(U.S. $ in millions)
Generic products	394	407	(3%)
AJOVY	10	5	96%
COPAXONE	9	7	27%
Other	40	65	(39%)
Total	$454	$485	(6%)

Generic products revenues in our International Markets segment in the second quarter of 2022, which include OTC products, decreased by 3% in U.S. dollars. In local currency terms, revenues increased by 4% to $394 million, compared to the second quarter of 2021. This increase was mainly due to higher revenues in certain markets, partially offset by lower sales in Japan due to regulatory price reductions and generic competition to off-patented products in Japan.

AJOVY was launched in certain markets in our International Markets segment, including Japan in August 2021. We are moving forward with plans to launch AJOVY in other markets. AJOVY revenues in our International Markets segment in the second quarter of 2022 were $10 million, compared to $5 million in the second quarter of 2021.

COPAXONE revenues in our International Markets segment in the second quarter of 2022 were $9 million, compared to $7 million in the second quarter of 2021.

AUSTEDO was launched in early 2021 in China for the treatment of chorea associated with Huntington's disease and for the treatment of tardive dyskinesia, and was also launched in Israel during 2021. In October 2021, we received marketing approval for both indications in Brazil. We continue with additional submissions in various other markets.

International Markets Gross Profit

Gross profit from our International Markets segment in the second quarter of 2022 was $242 million, a decrease of 10% compared to $270 million in the second quarter of 2021.

Gross profit margin for our International Markets segment in the second quarter of 2022 decreased to 53.3%, compared to 55.7% in the second quarter of 2021. This decrease was mainly due to regulatory price reductions and generic competition to off-patented products in Japan, as well as a negative impact from hedging activity.

International Markets Profit

Profit from our International Markets segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our International Markets segment in the second quarter of 2022 was $95 million, a decrease of 23%, compared to $123 million in the second quarter of 2021. This decrease was mainly due to lower gross profit discussed above.

Other Activities

We have other sources of revenues, primarily the sale of active pharmaceutical ingredients ("APIs") to third parties, certain contract manufacturing services and an out-licensing platform offering a portfolio of products to other pharmaceutical companies through our affiliate Medis. Our other activities are not included in our North America, Europe or International Markets segments described above.

Our revenues from other activities in the second quarter of 2022 were $257 million, a decrease of 14% compared to the second quarter of 2021. In local currency terms, revenues decreased by 10%.

API sales to third parties in the second quarter of 2022 were $177 million, a decrease of 11% in both U.S. dollars and local currency terms, compared to the second quarter of 2021.

Outlook for 2022 Non-GAAP Results

$ billions, except EPS	July 2022 Outlook	May 2022 Outlook	2021 Actual
Revenues	15.0 – 15.6	15.4 - 16.0	15.9
COPAXONE ($m)	~700	~750	1,005
AUSTEDO ($m)	~1,000	~1,000	808
AJOVY ($m)	~400	~400	313
Operating Income	4.2-4.5	4.2-4.5	4.4
EBITDA	4.7-5.0	4.7-5.0	4.9
EPS ($)	2.40-2.60	2.40-2.60	2.58
Share Count	1,114 million shares	1,114 million shares	1,107 million shares
Free Cash Flow	1.9 - 2.2	1.9 - 2.2	2.2
CAPEX	0.5	0.6	0.6
Non-GAAP Tax Rate	13% - 14%	18% - 19%	16.4%

Conference Call

Teva will host a conference call and live webcast including a slide presentation on Wednesday, July 27, 2022, at 8:00 a.m. ET to discuss its second quarter 2022 results and overall business environment. A question & answer session will follow.

In order to participate, please register in advance here to obtain a local or toll-free phone number and your personal pin.

A live webcast of the call will be available on Teva’s website at: ir.tevapharm.com.

Following the conclusion of the call, a replay of the webcast will be available within 24 hours on Teva's website.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) has been developing and producing medicines to improve people’s lives for more than a century. We are a global leader in generic and specialty medicines with a portfolio consisting of over 3,500 products in nearly every therapeutic area. Around 200 million people around the world take a Teva medicine every day, and are served by one of the largest and most complex supply chains in the pharmaceutical industry. Along with our established presence in generics, we have significant innovative research and operations supporting our growing portfolio of specialty and biopharmaceutical products. Learn more at http://www.tevapharm.com.

Some amounts in this press release may not add up due to rounding. All percentages have been calculated using unrounded amounts.

Non-GAAP Financial Measures

This press release contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, non-GAAP EPS, non-GAAP operating income, non-GAAP gross profit, non-GAAP gross profit margin, EBITDA, Adjusted EBITDA, non-GAAP R&D expenses, non-GAAP S&M expenses, non-GAAP G&A expenses, non-GAAP other income, non-GAAP financial expenses, non-GAAP income taxes, non-GAAP income (loss) before income taxes, non-GAAP tax rate, non-GAAP net income (loss), non-GAAP net income (loss) attributable to Teva and non-GAAP diluted EPS are presented in order to facilitates investors' understanding of our business. We utilize certain non-GAAP financial measures to evaluate performance, in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures: our management and board of directors use the non-GAAP measures to evaluate our operational performance, to compare against work plans and budgets, and ultimately to evaluate the performance of management; our annual budgets are prepared on a non-GAAP basis; and senior management’s annual compensation is derived, in part, using these non-GAAP measures. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP figures. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP. We are not providing forward looking guidance for GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include risks relating to:

  our ability to successfully compete in the marketplace, including: that we are substantially dependent on our generic products; consolidation of our customer base and commercial alliances among our customers; delays in launches of new generic products; the increase in the number of competitors targeting generic opportunities and seeking U.S. market exclusivity for generic versions of significant products; our ability to develop and commercialize biopharmaceutical products; competition for our specialty products, including AUSTEDO, AJOVY and COPAXONE; our ability to achieve expected results from investments in our product pipeline; our ability to develop and commercialize additional pharmaceutical products; and the effectiveness of our patents and other measures to protect our intellectual property rights;
  our substantial indebtedness, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments, may result in a further downgrade of our credit ratings; and our inability to raise debt or borrow funds in amounts or on terms that are favorable to us;
  our business and operations in general, including: uncertainty regarding the COVID-19 pandemic and the governmental and societal responses thereto; our ability to successfully execute and maintain the activities and efforts related to the measures we have taken or may take in response to the COVID-19 pandemic and associated costs therewith; effectiveness of our optimization efforts; our ability to attract, hire and retain highly skilled personnel; manufacturing or quality control problems; interruptions in our supply chain; disruptions of information technology systems; breaches of our data security; variations in intellectual property laws; challenges associated with conducting business globally, including political or economic instability, major hostilities or terrorism; costs and delays resulting from the extensive pharmaceutical regulation to which we are subject or delays in governmental processing time due to travel and work restrictions caused by the COVID-19 pandemic;
  the effects of reforms in healthcare regulation and reductions in pharmaceutical pricing, reimbursement and coverage; significant sales to a limited number of customers; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; and our prospects and opportunities for growth if we sell assets;
  compliance, regulatory and litigation matters, including: failure to comply with complex legal and regulatory environments; increased legal and regulatory action in connection with public concern over the abuse of opioid medications and our ability to reach a final resolution of the remaining opioid-related litigation; scrutiny from competition and pricing authorities around the world, including our ability to successfully defend against the U.S. Department of Justice criminal charges of Sherman Act violations; potential liability for patent infringement; product liability claims; failure to comply with complex Medicare and Medicaid reporting and payment obligations; compliance with anti-corruption sanctions and trade control laws; environmental risks; and the impact of ESG issues;
  other financial and economic risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; potential impairments of our intangible assets; potential significant increases in tax liabilities (including as a result of potential tax reform in the United States); and the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business;

  and other factors discussed in this press release, in our Quarterly Report on Form 10-Q for the second quarter of 2022 and in our Annual Report on Form 10-K for the year ended December 31, 2021, including in the sections captioned "Risk Factors” and “Forward Looking Statements.” Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data)

		Three months ended		Six months ended
		June 30,		June 30,
		2022	2021	2022	2021
		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues		3,786	3,910	7,447	7,892
Cost of sales		1,992	2,037	3,913	4,141
Gross profit		1,794	1,873	3,534	3,750
Research and development expenses		228	248	453	501
Selling and marketing expenses		594	615	1,178	1,200
General and administrative expenses		313	242	609	532
Intangible assets impairments		51	195	199	274
Other asset impairments, restructuring and other items		118	28	246	165
Goodwill impairment		745	-	745	-
Legal settlements and loss contingencies		729	6	1,854	110
Other income		(34)	(43)	(87)	(48)
Operating income (loss)		(949)	582	(1,662)	1,015
Financial expenses, net		211	274	468	564
Income (loss) before income taxes		(1,160)	308	(2,131)	451
Income taxes (benefit)		(900)	98	(899)	159
Share in (profits) losses of associated companies, net		-	(11)	(21)	(14)
Net income (loss)		(259)	221	(1,211)	306
Net income (loss) attributable to non-controlling interests		(27)	14	(24)	21
Net income (loss) attributable to Teva		(232)	207	(1,187)	284

Earnings (loss) per share attributable to Teva:	Basic ($)	(0.21)	0.19	(1.07)	0.26
	Diluted ($)	(0.21)	0.19	(1.07)	0.26
Weighted average number of shares (in millions):	Basic	1,110	1,103	1,109	1,101
	Diluted	1,110	1,109	1,109	1,108

Non-GAAP net income attributable to Teva:*		754	651	1,363	1,350
Non-GAAP net income attributable to Teva for diluted earnings per share:		754	651	1,363	1,350

Non-GAAP earnings per share attributable to Teva:*	Basic ($)	0.68	0.59	1.23	1.23
	Diluted ($)	0.68	0.59	1.22	1.22

Non-GAAP average number of shares (in millions):	Basic	1,110	1,103	1,109	1,101
	Diluted	1,114	1,109	1,116	1,108

* See reconciliation attached.

Condensed Consolidated Balance Sheets
(U.S. dollars in millions)

	June 30,	December 31,
	2022	2021
ASSETS	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	2,058	2,165
Accounts receivables, net of allowance for credit losses of $95 million and $90 million as of June 30, 2022 and December 31, 2021.	4,471	4,529
Inventories	4,049	3,818
Prepaid expenses	1,052	1,075
Other current assets	518	965
Assets held for sale	16	19
Total current assets	12,164	12,573
Deferred income taxes	1,595	596
Other non-current assets	454	515
Property, plant and equipment, net	5,740	5,982
Operating lease right-of-use assets	441	495
Identifiable intangible assets, net	6,700	7,466
Goodwill	18,837	20,040
Total assets	45,932	47,666

LIABILITIES & EQUITY
Current liabilities:
Short-term debt	1,719	1,426
Sales reserves and allowances	3,880	4,241
Accounts payables	1,901	1,686
Employee-related obligations	467	563
Accrued expenses	2,112	2,208
Other current liabilities	916	903
Total current liabilities	10,996	11,027

Long-term liabilities:
Deferred income taxes	532	784
Other taxes and long-term liabilities	3,842	2,578
Senior notes and loans	20,363	21,617
Operating lease liabilities	371	416
Total long-term liabilities	25,107	25,395
Equity:
Teva shareholders’ equity	9,037	10,278
Non-controlling interests	791	966
Total equity	9,828	11,244
Total liabilities and equity	45,932	47,666

TEVA PHARMACEUTICAL INDUSTRIES LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in millions)
(Unaudited)

	Six months ended		Three months ended
	June 30,		June 30,
	2022	2021	2022	2021
Operating activities:
Net income (loss)	$(1,211)	$306	$(259)	$222
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	681	681	358	305
Impairment of goodwill, long-lived assets and assets held for sale	975	354	810	226
Net change in operating assets and liabilities	913	(1,679)	354	(603)
Deferred income taxes – net and uncertain tax positions	(1,258)	5	(1,083)	16
Stock-based compensation	63	60	39	29
Other items	(77)	(7)	(107)	4
Net loss (gain) from investments and from sale of long lived assets	(12)	93	11	19
Net cash provided by (used in) operating activities	74	(187)	123	218

Investing activities:
Beneficial interest collected in exchange for securitized accounts receivables	592	881	287	405
Proceeds from sale of business and long-lived assets	43	254	18	116
Acquisition of businesses, net of cash acquired	(7)	-	-	-
Purchases of property, plant and equipment	(284)	(263)	(127)	(113)
Purchases of investments and other assets	(4)	(36)	-	(34)
Proceeds from sale of investments	3	153	3	107
Other investing activities	(2)	-	(2)	-
Net cash provided by (used in) investing activities	341	989	179	481

Financing activities:
Repayment of senior notes and loans and other long-term liabilities	(296)	-	(296)	-
Redemption of convertible senior notes	-	(491)	-	-
Other financing activities	(40)	(3)	(42)	(1)
Net cash provided by (used in) financing activities	(336)	(494)	(338)	(1)
Translation adjustment on cash and cash equivalents	(185)	(49)	(123)	(5)
Net change in cash, cash equivalents and restricted cash	(107)	259	(159)	693
Balance of cash, cash equivalents and restricted cash at beginning of period	2,198	2,177	2,250	1,743
Balance of cash, cash equivalents and restricted cash at end of period	$2,091	$2,436	$2,091	$2,436

Reconciliation of cash, cash equivalents and restricted cash reported in the consolidated balance sheets:
Cash and cash equivalents	2,058	2,436	2,058	2,436
Restricted cash included in other current assets	33	-	33	-
Total cash, cash equivalents and restricted cash shown in the statements of cash flows	2,091	2,436	2,091	2,436

Non-cash financing and investing activities:
Beneficial interest obtained in exchange for securitized accounts receivables	$590	$878	$290	$390

	Three Months Ended June 30, 2022
	U.S. $ and shares in millions (except per share amounts)
	GAAP	Excluded for non-GAAP measurement											Non-GAAP
		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Goodwill impairment	Impairment of long lived assets	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Other non-GAAP items*	Accelerated Depreciation	Other items
Net revenues	3,786												3,786
Cost of sales	1,992	191					3	6		34	32		1,726
Gross profit	1,794	191					3	6		34	32		2,059
Gross profit margin	47.4%												54.4%
R&D expenses	228							5					222
S&M expenses	594	21						9		-			563
G&A expenses	313							18		37			258
Other (income) expense	(34)									(31)			(3)
Legal settlements and loss contingencies	729		729										-

Other assets impairments, restructuring and other items	118				14	35			61	8			-
Intangible assets impairments	51				51								-
Goodwill Impairment	745			745
Operating income (loss)	(949)	212	729	745	65	35	3	39	61	48	32		1,019
Financial expenses, net	211											23	188
Income (loss) before income taxes	(1,160)	212	729	745	65	35	3	39	61	48	32	23	831
Income taxes	(900)											** (965)	64
Net income (loss)	(259)	212	729	745	65	35	3	39	61	48	32	(942)	767
Net income (loss) attributable to non-controlling interests	(27)											(39)	13
Net income (loss) attributable to Teva	(232)	212	729	745	65	35	3	39	61	48	32	(981)	754

EPS - Basic	(0.21)											0.89	0.68
EPS - Diluted	(0.21)											0.89	0.68

The non-GAAP diluted weighted average number of shares was 1,114 million for the three months ended June 30, 2022.
Non-GAAP income taxes for the three months ended June 30, 2022 were 8% on pre-tax non-GAAP income.
* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants and other unusual events.
** Includes a portion of the realization of losses related to an investment in one of our U.S. subsidiaries as well as corresponding tax effects on non-GAAP items.
Adjusted EBITDA reconciliation
Operating income (loss)	(949)
Add:
Depreciation	147
Amortization	212
EBITDA	(590)
Legal settlements and loss contingencies	729
Goodwill impairment	745
Impairment of long lived assets	65
Restructuring costs	35
Costs related to regulatory actions taken in facilities	3
Equity compensation	39
Contingent consideration	61
Other non-GAAP items	48
Adjusted EBITDA	1,134

	Six Months Ended June 30, 2022
	U.S. $ and shares in millions (except per share amounts)
	GAAP	Excluded for non-GAAP measurement											Non-GAAP
		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Goodwill impairment	Impairment of long-lived assets	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Accelerated depreciation	Other non-GAAP items*	Other items
Net revenue	7,447												7,447
Cost of sales	3,913	368					4	11		33	95		3,401
Gross profit	3,534	368					4	11		33	95		4,045
Gross profit margin	47.5%												54.3%
R&D expenses	453							10					443
S&M expenses	1,178	43						16			3		1,115
G&A expenses	609							26			73		510
Other (income) expense	(87)										(31)		(55)
Legal settlements and loss contingencies	1,854		1,854										0

Other assets impairments, restructuring and other items	246				30	92			94		30		(0)
Intangible assets impairment	199				199								(0)
Goodwill impairment	745			745
Operating income (loss)	(1,662)	412	1,854	745	230	92	4	63	94	33	170		2,033
Financial expenses, net	468											33	435
Income (loss) before income taxes	(2,131)	412	1,854	745	230	92	4	63	94	33	170	33	1,597
Income taxes	(899)											** (1,105)	206
Share in (profits) losses of associated companies – net	(21)											(22)	1
Net income (loss)	(1,211)	412	1,854	745	230	92	4	63	94	33	170	(1,094)	1,390
Net income (loss) attributable to non-controlling interests	(24)											(50)	26
Net income (loss) attributable to Teva	(1,187)	412	1,854	745	230	92	4	63	94	33	170	(1,144)	1,363

EPS - Basic	(1.07)											2.30	1.23
EPS - Diluted	(1.07)											2.29	1.22

The non-GAAP diluted weighted average number of shares was 1,116 million for the six months ended June 30, 2022.
Non-GAAP income taxes for the six months ended June 30, 2022 were 13% on pre-tax non-GAAP income.
* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants and other unusual events.
** Includes a portion of the realization of losses related to an investment in one of our U.S. subsidiaries as well as corresponding tax effects on non-GAAP items
Adjusted EBITDA reconciliation
Operating income (loss)	(1,662)
Add:
Depreciation	270
Amortization	412
EBITDA	(981)
Legal settlements and loss contingencies	1,854
Goodwill impairment	745
Impairment of long lived assets	230
Restructuring costs	92
Costs related to regulatory actions taken in facilities	4
Equity compensation	63
Contingent consideration	94
Other non-GAAP items	170

Adjusted EBITDA	2,269

	Three Months Ended June 30, 2021
	U.S. $ and shares in millions (except per share amounts)
	GAAP	Excluded for non-GAAP measurement									Non-GAAP

		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Impairment of long lived assets	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Other non-GAAP items*	Other items
Net revenues	3,910										3,910
Cost of sales	2,037	148				8	6		50		1,826
Gross profit	1,873	148				8	6		50		2,084
Gross profit margin	47.9%										53.3%
R&D expenses	248						5				243
S&M expenses	615	25					8				582
G&A expenses	242						11				231
Other (income) expense	(43)								(37)		(6)
Legal settlements and loss contingencies	6		6								-

Other assets impairments, restructuring and other items	28			32	(13)			(19)	28		-
Intangible assets impairments	195			195							-
Operating income (loss)	582	173	6	226	(13)	8	29	(19)	42		1,034
Financial expenses, net	274									34	240
Income (loss) before income taxes	308	173	6	226	(13)	8	29	(19)	42	34	794
Income taxes	98									(36)	133
Share in (profit) losses of associated companies – net	(11)									(3)	(8)
Net income (loss)	221	173	6	226	(13)	8	29	(19)	42	(5)	669
Net income (loss) attributable to non-controlling interests	14									(3)	18
Net income (loss) attributable to Teva	207	173	6	226	(13)	8	29	(19)	42	(8)	651

EPS - Basic	0.19									0.40	0.59
EPS - Diluted	0.19									0.40	0.59

	The non-GAAP diluted weighted average number of shares was 1,109 million for the three months ended June 30, 2021.
	Non-GAAP income taxes for the three months ended June 30, 2021 were 17% on pre-tax non-GAAP income.
*	Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants and other unusual events.
Adjusted EBITDA reconciliation
Operating income (loss)	582
Add:
Depreciation	134
Amortization	173
EBITDA	887
Legal settlements and loss contingencies	6
Impairment of long lived assets	226
Restructuring costs	(13)
Costs related to regulatory actions taken in facilities	8
Equity compensation	29
Contingent consideration	(19)
Other non-GAAP items (excluding accelerated depreciation of $4 million)*	37

Adjusted EBITDA	1,162

	Six months ended June 30, 2021
	U.S. $ and shares in millions (except per share amounts)
	GAAP	Excluded for non-GAAP measurement									Non-GAAP

		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Impairment of long-lived assets	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Other non-GAAP items*	Other items
Net revenue	7,892										7,892
Cost of sales	4,141	363				13	12		91		3,663
Gross profit	3,750	363				13	12		91		4,228
Gross profit margin	47.5%										53.6%
R&D expenses	501						10		5		487
S&M expenses	1,200	52					18				1,131
G&A expenses	532						21		-		510
Other (income) expense	(48)								(37)		(11)

Legal settlements and loss contingencies	110		110								-
Other assets impairments, restructuring and other items	165			80	69			(16)	33		-
Intangible assets impairment	274			274							-
Operating income (loss)	1,015	414	110	354	69	13	60	(16)	92	-	2,111
Financial expenses, net	564									98	467
Income (loss) before income taxes	451	414	110	354	69	13	60	(16)	92	98	1,644
Income taxes	159									(120)	280
Share in losses of associated companies – net	(14)									(1)	(13)

Net income (loss) attributable to Teva	306	414	110	354	69	13	60	(16)	92	(24)	1,377
Net income (loss) attributable to non-controlling interests	21									(6)	28

Net income (loss)	284	414	110	354	69	13	60	(16)	92	(30)	1,350
EPS - Basic	0.26									0.97	1.23
EPS - Diluted	0.26									0.96	1.22

The non-GAAP diluted weighted average number of shares was 1,108 million for the six months ended June 30, 2021.
Non-GAAP income taxes for the six months ended June 30, 2021 were 17% on pre-tax non-GAAP income.
* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants and other unusual events.
Adjusted EBITDA reconciliation
Operating income (loss)	1,015
Add:
Depreciation	266
Amortization	414
EBITDA	1,696
Legal settlements and loss contingencies	110

Impairment of long lived assets	354
Restructuring costs	69
Costs related to regulatory actions taken in facilities	13
Equity compensation	60
Contingent consideration	(16)
Other non-GAAP items (excluding accelerated depreciation of $9 million)*	83

Adjusted EBITDA	2,368

	Segment Information

	North America		Europe		International Markets
	Three months ended June 30,		Three months ended June 30,		Three months ended June 30,
	2022	2021	2022	2021	2022	2021

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$1,904	$1,943	$1,171	$1,184	$454	$485
Gross profit	1,010	1,040	703	661	242	270
R&D expenses	147	162	56	63	19	18
S&M expenses	256	255	196	209	99	105
G&A expenses	127	106	63	47	30	25
Other income	(1)	(5)	(1)	§	(1)	(1)
Segment profit	$481	$521	$389	$343	$95	$123

§ Represents an amount less than $1 million.

	Segment Information

	North America		Europe		International Markets
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021	2022	2021

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$3,641	$3,932	$2,327	$2,398	$946	$975
Gross profit	1,899	2,114	1,397	1,349	528	530
R&D expenses	289	322	114	129	39	35
S&M expenses	501	483	393	424	196	201
G&A expenses	239	218	122	117	60	51
Other income	(12)	(7)	(1)	(1)	(41)	(3)
Segment profit	$883	$1,098	$769	$680	$274	$245

Reconciliation of our segment profit
to consolidated income before income taxes
	Three months ended
	June 30,
	2022	2021

	(U.S.$ in millions)

North America profit	$481	$521
Europe profit	389	343
International Markets profit	95	123
Total reportable segment profit	964	987
Profit of other activities	55	47
	1,019	1,034
Amounts not allocated to segments:
Amortization	212	173
Other asset impairments, restructuring and other items	118	28
Goodwill impairment	745	-
Intangible asset impairments	51	195
Legal settlements and loss contingencies	729	6
Other unallocated amounts	113	50
Consolidated operating income (loss)	(949)	582
Financial expenses - net	211	274
Consolidated income (loss) before income taxes	$(1,160)	$308

Reconciliation of our segment profit
to consolidated income before income taxes
	Six months ended
	June 30,
	2022	2021

	(U.S.$ in millions)

North America profit	$883	$1,098
Europe profit	769	680
International Markets profit	274	245
Total reportable segment profit	1,926	2,023
Profit of other activities	107	87
Total segment profit	2,032	2,111
Amounts not allocated to segments:
Amortization	412	414
Other asset impairments, restructuring and other items	246	165
Goodwill impairment	745	-
Intangible asset impairments	199	274
Legal settlements and loss contingencies	1,854	110
Other unallocated amounts	240	132
Consolidated operating income (loss)	(1,662)	1,015
Financial expenses - net	468	564
Consolidated income (loss) before income taxes	$(2,131)	$451

Segment revenues by major products and activities
(Unaudited)

	Three months ended
	June 30,		Percentage Change
	2022	2021	2021-2022
	(U.S.$ in millions)
North America segment
Generic products	$1,026	$951	8%
AJOVY	49	46	9%
AUSTEDO	204	174	17%
BENDEKA/TREANDA	83	106	(22%)
COPAXONE	94	152	(38%)
Anda	308	316	(2%)
Other	139	199	(30%)
Total	1,904	1,943	(2%)

	Three months ended
	June 30,		Percentage Change
	2022	2021	2021-2022
	(U.S.$ in millions)
Europe segment
Generic products	$873	$878	(1%)
AJOVY	29	19	52%
COPAXONE	72	100	(28%)
Respiratory products	65	85	(23%)
Other	131	102	29%
Total	1,171	1,184	(1%)

	Three months ended
	June 30,		Percentage Change
	2022	2021	2021-2022
	(U.S.$ in millions)
International Markets segment
Generic products	$394	$407	(3%)
AJOVY	10	5	96%
COPAXONE	9	7	27%
Other	40	65	(39%)
Total	454	485	(6%)

Revenues by Activity and Geographical Area
(Unaudited)

	Six months ended
	June 30,		Percentage Change
	2022	2021	2021-2022
	(U.S.$ in millions)
North America segment
Generic products	$1,925	$2,004	(4%)
AJOVY	86	77	12%
AUSTEDO	358	320	12%
BENDEKA / TREANDA	165	197	(16%)
COPAXONE	180	315	(43%)
Anda	650	605	7%
Other	278	414	(33%)
Total	3,641	3,932	(7%)

	Six months ended
	June 30,		Percentage Change
	2022	2021	2021-2022
	(U.S.$ in millions)
Europe segment
Generic products	$1,749	$1,742	0%
AJOVY	60	35	71%
COPAXONE	144	201	(28%)
Respiratory products	137	179	(24%)
Other	238	242	(2%)
Total	2,327	2,398	(3%)

	Six months ended
	June 30,		Percentage Change
	2022	2021	2021-2022
	(U.S.$ in millions)
International Markets segment
Generic products	$782	$799	(2%)
AJOVY	16	7	143%
COPAXONE	20	19	4%
Other	128	150	(15%)
Total	946	975	(3%)

Free cash flow reconciliation
(Unaudited)

	Three months ended June 30,
	2022	2021

	(U.S. $ in millions)

Net cash provided by (used in) operating activities	123	218
Beneficial interest collected in exchange for securitized accounts receivables	287	405
Purchases of property, plant and equipment	(127)	(113)
Proceeds from sale of business and long lived assets	18	116
Free cash flow	$301	$625

Free cash flow reconciliation
(Unaudited)

	Six months ended June 30,
	2022	2021

	(U.S. $ in millions)

Net cash provided by (used in) operating activities	74	(187)
Beneficial interest collected in exchange for securitized accounts receivables	592	881
Purchases of property, plant and equipment	(284)	(263)
Proceeds from sale of business and long lived assets	43	254
Acquisition of businesses, net of cash acquired	(7)	-
Free cash flow	$418	$684

Contacts

IR Contacts
Ran Meir
(267) 468-4475

Yael Ashman
+972 (3) 914 8262

PR Contacts
Kelley Dougherty
(973) 832-2810

Eden Klein
+972 (3) 906 2645